Exhibit 4.7

                            SECOND AMENDMENT TO THE
                              WESBANCO, INC. KSOP

     Effective January 1, 2006, WesBanco, Inc., amended and restated the WesBanco, Inc. KSOP ("Plan") for its Employees;

     WHEREAS, the Plan was amended effective January 1, 2008; and

     WHEREAS, the Employer desires to further amend the Plan in order to change the definition of compensation to comply with final regulations under Code ss415, permit rollovers by nonspouse beneficiaries, modify the loan provisions, and to provide for the merger of the Oak Hill Financial, Inc. 401(k) and Profit Sharing Plan into the Plan.

     NOW, THEREFORE, said Plan is amended as follows:

     1. Effective January 1, 2008, the Table of Contents and pages 16, 33, and 35 are hereby deleted and the following new Table of Contents and pages 16, 33, 33a, and 35 are substituted therefor.

     2. Effective May 1,2008, new Article 18 (pages 62 and 63) is hereby added to the end thereof.

     IN WITNESS WHEREOF, this amendment to the WesBanco, Inc. KSOP is, by the authority of the Board of Directors of the Employer, executed on behalf of the Employer, the 24th day of April, 2008.


                                        WesBanco, Inc.

                                        By /s/  Paul M. Limbert
                                           -------------------------------
                                                Its President & CEO

ATTEST:


/s/ Linda Woodfin
-------------------------------
Assistant Secretary

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                               Table of Contents

WesBanco, Inc. KSOP                                                           1

Article 1 Preface                                                             1

Article 2 Definitions                                                         3

Article 3 Eligibility and Participation                                      10

Article 4 Contributions                                                      12

Article 5 Benefits                                                           22

Article 6 Death Benefits                                                     25

Article 7 Vesting                                                            27

Article 8 Distributions                                                      28

Article 9 Accounts                                                           31

Article 10 Top-Heavy Plan Provisions                                         36

Article 11 Administration By Committee                                       41

Article 12 Allocation of Responsibilities Among Named Fiduciaries,
Management of Funds and Amendment or Termination of Plan                     43

Article 13 Miscellaneous                                                     47

Article 14 Termination of Plan and Trust, Merger or Consolidation of Plan    48

Article 15 Claims Procedure                                                  49

Article 16 Provisions Regarding Employer Stock                               51

Article 17 Special Vesting Rules for Participant Accounts from
Merged Plans                                                                 59

Article 18 Merger of Oak Hill Financial, Inc. 401(k) and Profit
Sharing Plan                                                                 62
spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are distributees with regard to the interest of the spouse or former spouse. Also, a distributee includes the Participant's non-spouse designated beneficiary. In the case of a non-spouse beneficiary, the direct rollover may only be made to an individual retirement account or annuity described in Code Section 408(a) or (b) that is established on behalf of the designated Beneficiary and that will be treated as an inherited IRA pursuant to the provisions of Code Section 402(c)(11).

     Section 4.5. Return of Employee Deferrals. Each Participant shall at all times be fully vested in the amount in his Employee Deferral Account, but a Participant or his Beneficiary shall be entitled to payment of the amount credited to such account only upon the occurrence of an event described in; and in accordance with this Article 4 or Articles 5, 6, or 7.

     Section 4.6. Adjustment of Deferrals. For the Plan Year beginning January 1, 2006, in order to ensure that the Plan remains qualified under Code Section 401(k), the Committee shall monitor the amount of Employee deferrals elected by Participants and determine whether they satisfy the Actual Deferral Percentage Test referred to in the next paragraph. If necessary, the Committee shall take appropriate action and may direct that the amount of Employee deferrals elected by one or more Participants shall be adjusted so that the Plan remains qualified; provided, that in taking such action the Committee shall not discriminate in favor of Highly Compensated Employees.

The Actual Deferral Percentage Test is satisfied only if:

     (a) The Actual Deferral Percentage for Eligible Employees who are Highly Compensated Employees is not more than the Actual Deferral Percentage for all other Eligible Employees for the Plan Year multiplied by 1.25, or

     (b) The excess of the Actual Deferral Percentage for Eligible Employees who are Highly Compensated Employees over the Actual Deferral Percentage for all other Eligible Employees for the Plan Year is not more than two percentage points, and the Actual Deferral Percentage for Eligible Employees who are Highly Compensated Employees is not more than the Actual Deferral Percentage for all other Eligible Employees for the Plan Year multiplied by 2.0.

For purposes of this Section 4.6, the following terms shall have the meanings hereinafter set forth:

     (a) The term "Eligible Employee" shall mean an Employee who is directly or indirectly eligible to make an Employee deferral under the Plan for a Plan Year.

     (b) The term "Actual Deferral Percentage" shall mean, with respect to the group of Eligible Employees who are Highly Compensated Employees and with respect to the group of all other Eligible Employees, the average (expressed as a percentage) of the Actual Deferral Ratios of the Employees in each group.

     (c) The term "Actual Deferral Ratio" shall mean the ratio (expressed as a percentage) of the Employee deferrals taken into account for purposes of this test pursuant to Section 4.1 on behalf of each Eligible Employee for the Plan Year, and Qualified Matching Contributions, if any, to the Eligible Employee's Compensation for the Plan Year. However, if an Eligible Employee who is a Highly Compensated Employee is eligible to make Employee deferrals under two or more qualified plans maintained by the Employer or a Related Employer, his

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


     For Limitation Years beginning after December 31, 1997, for purposes of applying the limitations of this Section, Compensation paid or made available during such Limitation Year shall include any elective deferral (as defined in Code Section 402(g)3)), and any amount which is contributed or deferred by the Employer at the election of the Employee and which is not includible in the gross income of the employee by reason of Code Sections 125, 132(f), or 457.

     Compensation for any Limitation Year is the Compensation actually paid or includable in gross income during such year.

     For Limitation Years beginning on or after July 1, 2007, Compensation for a Limitation Year shall also include Compensation paid by the later of 2 1/2 months after a Participant's severance from employment with the Employer or the end of the Limitation Year that includes the date of the Participant's severance from employment, if:

     (a) the payment is regular compensation for services during the Participant's regular working hours, or compensation for services outside the Participant's regular working hours (such as overtime or shift differential, commissions, bonuses or other similar payments, and, absent a severance from employment, the payments would have been paid to the Participant while the Participant continued in employment, or

     (b) the payment is for unused accrued bona fide sick, vacation, or other leave that the Participant would have been able to use if employment had continued, or

     (c) the payment is received by the Participant pursuant to a nonqualified unfunded deferred compensation plan and would have been paid at the same time if employment had continued, but only to the extent includible in gross income.

     Notwithstanding the preceding paragraph, Compensation shall also include payments to an individual who does not currently perform services for the Employer by reason of qualified military service (within the meaning of Code
Section 414(u)(1)) to the extent these payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering qualified military service.

     Any payments not described in the preceding two paragraphs shall not be considered Compensation for purposes of this Article if paid after severance from employment with the Employer.

     Back pay, within the meaning of Section 1.415(c)-2(g)(8) of the Income Tax Regulations, shall be treated as Compensation for the Limitation Year to which the back pay relates to the extent the back pay represents wages and compensation that would otherwise be included under this definition.

     Compensation for any Limitation Year shall not include any amounts that exceed the compensation limit under Code Section 401(a)(17) for that Limitation Year.

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     Annual  additions  shall  mean the  aggregate  of  Employer  contributions,
Employee deferrals, forfeitures and the Participant's voluntary contributions allocated to each Participant's accounts during the Limitation Year in question. Annual additions shall also include amounts allocated, after March 31, 1984, to an individual medical account, as defined in Code Section 415(1)(2), which is part of a pension or annuity plan maintained by the Employer and amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits allocated to the separate account of a "key employee," as defined in Code Section 419A(d)(3), under a welfare benefit fund, as defined in Code
Section 419(e), maintained by the Employer.

     If, due to reasonable error in estimating Compensation or determining the amount of deferrals that could be made for a Participant, the annual additions made to the Plan on behalf of any Participant exceed the maximum, the Employer shall treat the excess amount of such annual additions as follows:

     (a) So much of the Participant's deferrals (and earnings thereon) that cause the Participant's accounts to exceed the maximum annual additions shall be returned to the Participant, and the corresponding Employer matching contributions shall be held unallocated in a suspense account for the Limitation Year and reallocated as described below.

     (b) Any excess amounts in the Participant's Employer Discretionary Contribution Account and Employer Matching Contribution Account shall be treated as a forfeiture and shall be held in a suspense account for the Limitation Year and shall be allocated and reallocated to the Participants' accounts in the next succeeding Limitation Year before any Employer contributions which would constitute annual additions may be made to the Plan for that Limitation Year. Such amounts must be used to reduce the Employer contributions in that Limitation Year (and succeeding Limitation Years, as necessary).

     (c) Notwithstanding any other provision of the Plan, the Employer shall not contribute any amount that would cause an allocation to a suspense account as of the date the contribution is allocated. If the contribution is made prior to the date as of which it is to be allocated, then such contribution shall not exceed an amount that would cause an allocation to the suspense account if the date of contribution were an Adjustment Date.

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




     (1) Responsible Party. The Committee shall be responsible for all loans made under the Plan. The Committee may, however, establish a loan committee to assist the Committee in administering the loan program.

     (2) Loan Application. An application for a loan shall be made to the Committee's representative in a form approved by the Committee.

     (3) Amount of Loan. The minimum loan amount shall be $1,000. The maximum loan amount shall be governed by this Section of the Plan.

     (4) Interest Rate. Each loan shall bear interest at a reasonable rate, based on the prime rate, established by the Committee as of the date the loan is made. Such rate must be commensurate with the interest rates charged by persons in the business of lending money for loans that would be made under similar circumstances.

     (5) Term of Loan. Except as otherwise provided below, the term of any loan shall be set by mutual agreement between the Committee and the borrower, but such term shall in no event exceed five (5) years. Notwithstanding the above, the term of any loan used to acquire a principal residence of a Participant may exceed 5 years, but shall in no event exceed 10 years.

     (6) Collateral. Each loan shall be made against collateral, such collateral being the assignment of up to 50 percent of the borrower's entire right, title and vested interest in and to his Employee Deferral Account, Employer Matching Contribution Account, and Employee Rollover Contribution Account supported by the borrower's promissory note for the amount of the loan, including interest, payable to the order of the Trustee. For loans used to acquire a principal residence of a Participant, additional collateral in the form of a mortgage against the principal residence in question may be required.

     (7) Loan Repayment. Repayment of loans shall be made in equal quarterly, monthly, semi-monthly or weekly installments by payroll deduction, cash, or both as specified in the loan agreement. Substantially level amortization (with payments not less frequently than quarterly) is required over the term of the loan. A borrower who is on an unpaid leave of absence must continue to make loan repayments.

     (8) Number of Loans. A borrower may have only one loan outstanding at any one time. A borrower may receive more than one loan per year.

     (9) Effect on Plan Assets. In the event of a loan, the amount of such loan shall be removed first from the Participant's Employee Deferral Account then from his Employer Matching Contribution and Employee Rollover Contribution Account and transferred to a special loan account in the name of the borrower. As of each Adjustment Date following the making of the loan and until the loan is repaid, all payments on the loan, including interest, shall be reallocated from the Participant's loan account to the accounts specified in the preceding sentence in the same order of removal in accordance with the borrower's investment election in effect at that time.

     (10) Default. In the event payments of principal and interest are not made on a timely basis, the Committee may either call the loan in full or charge a late penalty fee at such rate as the Committee shall establish from time to time. If a loan is called due to a default in

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


                                   Article 18

              Merger of Oak Hill Financial, Inc. 401(k) and Profit

                                  Sharing Plan

Section 18.1. Plan Merger. Effective May 1, 2008 (the "Merger Effective Date"), the Oak Hill Financial, Inc. 401(k) and Profit Sharing Plan (the "Oak Hill 401(k) Plan") is merged with and into this Plan. The Plan shall, as of the Merger Effective Date, assume all obligations of the Oak Hill 40l(k) Plan and be responsible for payment of all vested account balances under the terms and provisions of the Oak Hill 401(k) Plan for (i) participants in the Oak Hill 401(k) Plan immediately prior to the Merger Effective Date, and (ii) former participants and beneficiaries with vested account balances under the Oak Hill 401(k) Plan immediately prior to the Merger Effective Date. Such participants and beneficiaries shall, as of the Merger Effective Date, automatically become Participants and Beneficiaries under this Plan. The Plan shall provide for payment of benefits with the assets transferred to the Trust accompanying the Plan as set forth in Section 18.2 herein.

Section 18.2. Transfer of Plan Assets. Effective as of the Merger Effective Date, the assets of the Oak Hill 401(k) Plan, which are held by the trustee of the trust accompanying the Oak Hill 401(k) Plan, shall become assets of the Plan, and shall be transferred to the Trustee as soon as administratively feasible following the Merger Effective Date, which such assets shall be held by the Trustee under the provisions of the Plan and its accompanying Trust for the exclusive benefit of Participants and Beneficiaries under the post-merger Plan, as provided under the terms and provisions hereof. Any unallocated forfeitures that are transferred to the Plan from the Oak Hill 401(k) Plan shall be used to reduce Employer contributions on behalf of any Participant in the Plan.

Section 18.3. Code Section 401(a)(12) Requirements. As required by Code Section 401(a)(12), each Participant shall (as if the Plan then terminated) receive a benefit immediately after the merger and transfer contemplated under Section
18.2 above, which is equal to or greater than the benefit he would have been entitled to receive immediately before such transfer and merger (as if either the Oak Hill 401(k) Plan or the Plan had then terminated.)

Section 18.4. Segregation of Transferred Accounts. Amounts transferred to the Plan pursuant to Section 18.2 above shall be segregated and accounted for separately for

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

recordkeeping purposes. Such amounts shall be maintained in separate sub-accounts based on their original contribution source and shall be referred to collectively as "Oak Hill 401(k) Plan Accounts." Except as otherwise provided in this Article, these Oak Hill 401(k) Plan Accounts shall be treated in the same manner as all other accounts maintained under the Plan.

Section 18.5. Vesting. For purposes of Section 2.41 of this Plan, all Participants who were participants in the Oak Hill 401(k) Savings Plan, shall receive credit for their Years of Service for vesting credited to the Participant as of April 30, 2008, under the terms of the Oak Hill 401(k) Plan.

All Participants who were participants in the Oak Hill 401(k) Plan as of April 30, 2008, shall be fully vested as of the Merger Effective Date in their Oak Hill 401(k) Plan Accounts attributable to employer matching contributions. All such Participants as of the Merger Effective Date shall have their vested interest in their Oak Hill 401(k) Plan Accounts attributable to employer discretionary contributions determined in accordance with Section 7.1(c). However, a Participant who was a participant in the Oak Hill Plan and who incurs a disability within the meaning of section 2.21 of the Oak Hill 401(k) Plan while actively employed by the Employer that would not constitute a permanent disability within the meaning of Section 5.3 of this Plan shall be fully vested in his Oak Hill 401(k) Plan Account attributable to employer discretionary contributions.

Notwithstanding the foregoing, a Participant's vested interest in his or her Oak Hill 401(k) Plan Account attributable to employer discretionary contributions shall not be less at any time on or after May 1, 2008, then his or her vested percentage as of April 30, 2008 as determined under the terms of the Oak Hill 401(k) Plan.

Section 18.6. Pre-Retirement Distribution. Notwithstanding any other provisions of this Plan, once during each Plan Year, a Participant, by giving written notice to the Plan Administrator, may elect to receive all or any part of the Participant's Oak Hill 40l(k) Plan Accounts attributable to rollover contributions made prior to May 1, 2008, without regard to whether the Participant has terminated employment.

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